Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Corporate Communications, Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Announces Board of Directors Changes

ARLINGTON, Texas — July 28, 2022 —Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that its Board of Directors (the “Board”) has appointed Chieh Huang as an independent director, effective August 1, 2022. The company also announced that Denise M. Clark has decided to resign from the Board for personal reasons, effective August 1, 2022.

“We would like to welcome Chieh to Six Flags,” said Ben Baldanza, Non-Executive Chairman of the Board. “His entrepreneurial mindset and extensive background in information technology will provide the Board and the company valuable insight and guidance as we execute our new premiumization strategy and position the company for profitable growth.”

“I am delighted to join the Six Flags’ Board of Directors,” said Huang. “As a lifelong fan of the Six Flags brand, the team’s vision to use technology to enhance the guest experience and become more efficient could not be more exciting for me. I look forward to contributing to this success.”

“We also extend our thanks to Denise for the impactful contributions she made during her service to Six Flags,” continued Baldanza. “The company benefitted greatly from her thoughtful counsel and leadership serving on the Audit Committee and as Chair of the Nominating and Corporate Governance Committee, and we wish her well.”

About Chieh Huang

Mr. Huang co-founded and has served as the Chief Executive Officer of Boxed, Inc. since 2013. During his tenure as Chief Executive Officer of Boxed, Inc., Mr. Huang has led the company’s growth from its inception and was instrumental in overseeing the expansion of Boxed, Inc.’s delivery capabilities to the entire continental United States. Mr. Huang also managed Boxed, Inc.’s investments in technology, allowing Boxed, Inc. to run its own fulfillment centers, develop its proprietary automation robotics in-house and launch its software solutions business. Prior to founding Boxed, Inc., Mr. Huang was the Chief Executive Officer of Astro Ape Studios, one of the first mobile social-gaming studios. In 2011, Astro Ape was acquired by social gaming pioneer Zynga, and Mr. Huang later became the Director of Zynga Mobile NY. Mr. Huang is active with several non-profit organizations and also serves as an advisory team member of McLaren Racing. Mr. Huang received his B.A. in economics at The Johns Hopkins University and holds a J.D. from Fordham University.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with 27 parks across the United States, Mexico and Canada. For 60 years, Six Flags has entertained hundreds of millions of guests with world-class coasters, themed rides, thrilling waterparks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com